Exhibit (a)(5)(iv)

PUERTO RICO GENERAL CORPORATIONS ACT

ARTICLE 10.13 APPRAISAL RIGHTS

This English translation of Article 10.13 is unofficial. The official translation of Article 10.13 is not yet available.

Article 10.13 Appraisal Rights.

A. Any stockholder of a corporation organized in the Commonwealth who:

(1) holds shares of capital stock on the date of the making of a demand pursuant to the provisions of subsection (D) of this Article with respect to such shares;

(2) continuously holds such shares through the effective date of the merger or consolidation;

(3) has complied with the provisions of subsection (D) of this Article; and

(4) has not voted in favor of merger or consolidation nor consented in writing to the merger or consolidation pursuant to Article 7.17 of this Act, shall be entitled to an appraisal by the Court of First Instance (Superior Part) of the fair value of his shares of stock under the circumstances described in subsections (B) and (C) of this Article.

As used in this Article, the term “stockholder” means a holder of record of stock of a capital stock corporation, and also a member of record of a nonstock corporation. The terms “capital stock” and “share” mean and include what is ordinarily understood by such terms, as well as the status of members or the interest which members of a nonstock corporation have therein. The words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, of the stock of a corporation which is deposited with such depository.

B. The shares of any class or series of stock of a constituent corporation in a merger to be carried out in accordance with the provisions of Articles 10.01, 10.02, 10.05, 10.08 and 10.09, shall have appraisal rights:

1. As long as the appraisal rights conferred under this Article are not made available to the shares of any class or series of stock if such stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of a meeting of the stockholders and to vote thereat to take action with respect to the agreement of merger or consolidation, were:

(a) registered in a national securities exchange or in the national market quotation system of the National Association of Securities Dealers (NASDAQ-NMS), or

(b) recorded on the books of the corporation in favor of more than two thousand (2,000) stockholders. No appraisal rights shall be made available to the shares of stock of the constituent corporation surviving a merger, if such merger did not require the approval of the vote of the stockholders of the surviving corporation, as provided in subsection (F) of Article 10.01of this Act.

2. Notwithstanding the provisions of clause (1) of this subsection, the appraisal rights granted by this Article shall be made available to the shares of any class or series of stock of a constituent corporation, if the terms of the agreement of merger or consolidation pursuant to Articles 10.01, 10.02, 10.05, 10.08 and 10.09, require the stockholders of the constituent corporation to accept everything in exchange for such stock, except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) shares of stock of any other corporation, or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be included on a list of a national securities exchange or in the national market quotation system of the National Association of Securities Dealers (NASDAQ-NMS), or are shares recorded, as stated in the books of the corporation, in favor of more than two thousand (2,000) stockholders;

(c) cash in lieu of fractional shares of the corporations or fractional depository receipts described in paragraphs (A) and (B) of this subsection; or

(d) any combination of shares of stock and cash in lieu of such fractional shares or fractional depository receipts described in paragraphs (A) through (C) of this subsection.

3. In the event not all of the stock of a subsidiary domestic corporation which is a party to a merger effected under Article 10.02 [10.03] of this Act is owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary domestic corporation.

C. Any corporation may provide in its certificate of incorporation the granting of appraisal rights under this Article to shares of any class or series of its stock, as a result of an amendment to the certificate of incorporation or any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Article, including those set forth in subsections (D) and (E) of this Article, shall apply to the extent practicable.

D. Appraisal rights shall be perfected as follows:

1. When a meeting of the stockholders contemplates submitting for approval a merger or consolidation plan for which appraisal rights are intended to be recognized as provided by this Article, the corporation, at least twenty (20) days prior to the meeting, shall notify each of the stockholders of record at the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (B) and (C) of this Article, which appraisal rights are available for any or all of the shares of the constituent corporations, and such notice shall include a copy of this Article. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before voting with respect to the merger or consolidation, a written demand for appraisal of his shares. Such demand shall be deemed legally sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. The granting of a proxy to vote or a vote against the merger or consolidation shall not constitute a demand for such purposes. The stockholder electing to proceed in this manner must do so by a separate written demand as herein provided. Within ten (10) days following the effective date of such merger or consolidation, the surviving or resulting corporation shall notify the effective date of such merger or consolidation to the stockholders of each constituent corporation who have complied with this clause and have not voted in favor of the merger or consolidation or consented thereto.

2. If the merger or consolidation was approved pursuant to Articles 7.17 and 10.03 of this Act, then, any of the constituent corporations or the corporation that survives or results from the merger or consolidation, shall notify, before the effective date of the merger or consolidation, or within the following ten (10) days, respectively, each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation, and that all of the shares of the constituent corporation may exercise appraisal rights. Such notice shall include a copy of this Article. Such notification may, and if made on or after the effective date of the merger or consolidation, must notify the stockholders of the effective date of the merger or consolidation. Every stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of such notice, demand in writing the appraisal of his shares from the surviving or resulting corporation. Such demand shall be deemed legally sufficient if it informs the corporation of the identity of the stockholder and his intention to demand the appraisal of his shares. If such notification did not inform the stockholders of the effective date of the merger or consolidation, it shall:

(a) send a second notice before the effective date of the merger or consolidation informing all stockholders entitled to appraisal the effective date of the merger or consolidation; or

(b) the corporation surviving or resulting from the merger or consolidation shall send a second notification to all stockholders entitled to appraisal within the ten (10) days following the same;

Provided, that, if the second notification is sent more than twenty (20) days after the first notification was sent, the second notification shall only be sent to those stockholders entitled to appraisal that required the appraisal of their shares, as provided in this subsection. A sworn statement by the secretary or assistant secretary or the transfer agent of the corporation stating that any of the notifications were sent will be, in the absence of fraud, prima facie evidence of the facts stated therein. For purposes of determining the stockholders with the right to receive a notification or notifications, as the case may be, each constituent corporation may set a record date prior to the effective date of the merger or consolidation, which cannot be more than ten (10) days prior to the date of notification, and provided, that if the notification was sent after the effective date, the record date shall be the effective date. If a record date was not set and notification was made prior to the effective date of the merger or consolidation, the record date shall be the end of business on the day that immediately precedes the date of notification.

E. Within one hundred and twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (A) and (D) of this Article, and who otherwise acquires appraisal rights, may file a petition in the Court of First Instance (Superior Part) in demand of a determination of the value of the total stock of all such stockholders. However, during the sixty (60) days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred and twenty (120) days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (A) and (D) mentioned herein, and by written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation, a statement setting forth the aggregate number of shares which did not vote in favor of the merger or consolidation and for which demands for appraisal have been received, and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within the ten (10) days after his written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal under subsection (D) of this Article, whichever is later.

F. Upon the filing of the petition by the stockholder, a copy thereof shall be delivered to the surviving or resulting corporation, which shall within twenty (20) days after such delivery, file at the Department of State a duly-verified list of the names and addresses of all stockholders who have demanded payment for their shares and with whom an agreement as to the value of their shares has not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition is accompanied by the aforementioned list. The Department of State, if so ordered by the Court, shall notify by certified mail the time and place fixed for the hearing of the petition to the surviving or resulting corporation and to the stockholders shown on the list at the addresses stated therein. Such notice shall be published in one or more newspapers of general circulation in the City of San Juan, Puerto Rico, or in any other publication which the Court deems convenient, at least one week before the date of the hearing. The manner of notifying by mail and by publication shall require the approval of the Court, and the cost thereof shall be borne by the surviving or resulting corporation.

G. At the hearing, the Court of First Instance (Superior Part) shall determine the stockholders who have complied with the requirements of this Article and who have acquired the right to have their shares appraised. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit those stock certificates, to the Department of State for notation thereon of the pending appraisal procedures. If any stockholder fails to comply with such direction, the Court may dismiss the procedures as to such stockholder.

H. After determining which stockholders are entitled to an appraisal of their shares, the Court of First Instance (Superior Part) shall determine the fair value thereof, taking into consideration the fair rate of interest, if any is to be paid upon the estimated fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining a fair rate of interest, the Court shall take into account all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the course of the procedures. In determining the value of the shares, the Court shall not take into account any element of value arising out of the merger or consolidation or the expectation of execution. Upon application by the surviving or resulting corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery, or other pretrial proceeding, and may proceed to judge the matter of appraisal prior to the final determination of the stockholder entitled to the appraisal of his shares. Any stockholder whose name appears on the list filed by the surviving or resulting corporation, pursuant to subsection (F) of this Article, and who has submitted his certificates of stock to the Department of State, if so required, may participate fully in all procedures until it is finally determined that he is not entitled to appraisal rights pursuant to this Article.

I. The Court shall order the surviving or resulting corporation to pay the fair value of the shares, in addition to interest, if any, to the stockholders entitled thereto. In case of holders of uncertified stock, the payments shall be made immediately, and in case of the holders of shares represented by stock certificates, they shall be made upon surrender of such certificates to the corporation. The decree of the Court may be enforced as other decrees of the Court of First Instance (Superior Part), whether the surviving or resulting corporation is a domestic or foreign corporation.

J. The Court may determine the costs of the procedures and charge them to the parties, as it deems equitable under the prevailing circumstances. Upon application by a stockholder, the Court may order all of the expenses or a portion thereof incurred by any stockholder in connection with the appraisal procedures, including, but not limited to, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal.

K. As of the effective date of the merger or consolidation, no stockholder who has demanded his appraisal right, as provided in subsection (D) of this Article, shall be entitled to vote such stock for any purpose, or to receive payment of dividends or other distributions for its stock (except dividends or other distributions payable to the stockholders of record at a date prior to the effective date of the merger or consolidation). If no petitions for appraisal are filed within the time provided in subsection (E) of this Article, or if such stockholder delivers to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation, as provided in subsection (E) of this Article, or after such date with the written approval of the corporation, then the right of such stockholder to an appraisal of his shares shall cease. Notwithstanding the foregoing, no appraisal procedure in the Court of First Instance (Superior Part) shall be dismissed regarding any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems equitable.

L. The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they consented to the merger or consolidation, shall have the status of authorized and unissued shares of the surviving or resulting corporation.